     As filed with the Securities and Exchange Commission on April __, 1998
                                                    Registration No. 333-_______

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          THE NETWORK CONNECTION, INC.
             (Exact Name of Registrant as Specified in its Charter)
                                     Georgia
         (State or Other Jurisdiction of Incorporation or Organization)
                                      3571
            (Primary Standard Industrial Classification Code Numbers)
                                   58-1712432
                     (I.R.S. Employer Identification Number)

                              1324 Union Hill Road
                            Alpharetta, Georgia 30201
                                 (770) 751-0889

               (Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                                  WILBUR RINER
                      Chairman and Chief Executive Officer
                              1324 Union Hill Road
                            Alpharetta, Georgia 30004
                                 (770) 751-0889

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:
                             PETER W. ROTHBERG, ESQ.
                Greenberg Traurig Hoffman Rosen Lipoff & Quentel
                              The Metlife Building
                                 200 Park Avenue
                               New York, NY 10166
                            telephone: (212) 801-9200
                           telecopier: (212) 801-6400
        Approximate date of commencement of proposed sale to the public:
            As soon as practicable after this Registration Statement
                               becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                                                   (continued on following page)

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--------------------------------------------------------------------------------

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE



                                                        Proposed Maximum     Proposed Maximum        Amount of
    Title of Each Class of           Amount To           Offering Price     Aggregate Offering    Registration Fee
 Securities To Be Registered     Be Registered (1)        Per Unit (2)           Price (2)



Common Stock, $.001 par value      830,989 shares            $4.875             $4,051,072             $1,196
per share ("Common Stock"),
issuable upon the conversion
of 4% Convertible Debentures
(the "Debentures")



(1) In the event of a stock split, stock dividend, or similar transaction involving common stock, par value $.001 per share, of the Registrant (the "Common Stock"), in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Represents the average of the high and low prices of the Common Stock as of April 27, 1998, as reported by the Nasdaq Small Cap Market tier of the NASDAQ Stock Market.

                              ---------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time that the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                   Subject to Completion, Dated April __, 1998

                          THE NETWORK CONNECTION, INC.

                         830,989 Shares of Common Stock

         This Prospectus relates to an offering (the "Offering") by The Network Connection, Inc., a Georgia corporation (the "Company"), of up to 830,989 shares of common stock, $.001 par value, of the Company (the "Common Stock"), underlying the Company's 4% Convertible Debentures due March 11, 2003 (the "Debentures"). See "PLAN OF DISTRIBUTION." The Company is registering the Common Stock underlying the Debentures to provide the holders of such shares upon conversion with freely tradeable shares of Common Stock. Each Debenture is convertible at the option of the holder into shares of Common Stock, at a price per share equal to the lesser of (i) $8.02 or (ii) 80% of the average closing market price of the Common Stock during the 21 trading days prior to conversion; but in no event can the conversion price be less than $3.00 per share. See "RISK FACTORS" and "PLAN OF DISTRIBUTION."

         The Debentures were issued pursuant to a Convertible Debenture Purchase Agreement, dated March 11, 1998 (the "Purchase Agreement"), entered into between the Company and a single institutional investor. The Common Stock underlying the Debentures is being registered pursuant to the terms of a Registration Rights Agreement entered into between the Company and the holder of the Debentures on March 11, 1998 (the "Registration Agreement"). Pursuant to the Registration Agreement, the Company is required to use its best efforts to maintain a continuously effective Registration Statement, of which this Prospectus is a part, with respect to the Common Stock underlying the Debentures for three years after the Registration Statement is declared effective or such earlier date when the Common Stock may be sold pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"). The Company will not receive any proceeds from the resale by the holders of any of the Common Stock issuable upon conversion of the Debentures.

         The Company's publicly traded Common Stock is currently listed on the automated quotation system of the Nasdaq SmallCap Market ("Nasdaq") under the symbol "TNCX". On April 20, 1998, the last trade price for the Common Stock reported on Nasdaq was $5.25 per share.

                  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH
          DEGREE OF RISK. THE COMPANY HAS EXPERIENCED SEVERE CASH FLOW
       SHORTAGES FROM TIME TO TIME. THERE IS NO ASSURANCE THAT THE COMPANY
          WILL NOT EXPERIENCE SEVERE CASH FLOW SHORTAGES IN THE FUTURE.

                   SEE "RISK FACTORS" (COMMENCING ON PAGE 14).

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
          BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECU-
        RITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
     OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is April __, 1998

         No dealer, salesperson or other person is authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering of securities made hereby and, if given or made, such information must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has not been any change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copies at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Each statement made in this Prospectus concerning a document filed as part of the Registration Statement is qualified in its entirety by reference to such document for a complete statement of its provisions. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission, at the address set forth above.

                           FORWARD-LOOKING STATEMENTS

         This Prospectus contains certain forward-looking statements (within the meaning of Section 27 of the Securities Act of 1933, as amended (the "Securities Act") and Section 21 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the failure to execute definitive agreements with additional customers on favorable terms or at all, the failure of the Company to receive sufficient financing to perform under any new contracts or to perform sufficient research and development, the impact of competition and downward pricing pressures, the effect of changing economic conditions and conditions in the specific industries the Company has targeted, the impact of any changes in domestic and foreign regulatory environments or the Company's inability to obtain requisite government approvals, risks in technology development, the risks involved in currency fluctuations, and the other risks and uncertainties detailed herein.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission (File No. 1-13760) pursuant to the Exchange Act are incorporated herein by reference:

  1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;

  2. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997;

  3. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed May 9, 1995; and

  4. The Company's Current Reports on Form 8-K filed on March 17, 1998 and June 21, 1996.

         All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner of the Debentures and the Common Stock to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference into such documents. Requests for such copies should be directed to Bryan Carr, Chief Financial Officer, 1324 Union Hill Road, Alpharetta, Georgia 30004; telephone number (770) 751-0889.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements (including the notes thereto) incorporated by reference in this Prospectus. Unless the context otherwise requires, references herein to the "Company" includes its consolidated subsidiaries, and references to a year refers to a fiscal year of the Company.

                                   THE COMPANY

Glossary

         Superserver - a network computer designed to provide local area networks with the performance, availability, scalability and upgradability characteristic of mainframes and minicomputers, as well as the compatibility of a PC; superservers reduce the input/output bottlenecks and performance degradation typically associated with PC-based servers attempting to perform multiple tasks concurrently using a single microprocessor.

         Compatibility - also called openness; supports industry-standard network operating systems, applications and application development tools, and network connectivity products; non-proprietary.

         Local Area Network or LAN - a network or connected group of computers or workstations located within the confines of a single physical structure or related group of structures, all the members of which group are in close proximity to each other.

         Performance - a level of compute power, data I/O and communication capability comparable to that provided by mainframes and minicomputers; meets the requirements of large numbers of users running compute and I/O-intensive applications and high-speed communications functions.

         Availability - providing the reliability, data integrity and recoverability features required for business-critical applications; providing reliability features that increase the mean-time between failures and promote the continuing operation of the superserver after failure; offering data integrity features that protect against data loss or corruption during system operation; and incorporating recoverability features to facilitate recovery when a stoppage does occur.

         Scalability - also called expandability; the ability to maintain rapid response time to each client as the number of concurrent clients or applications increases; supported in the field through the incorporation of an additional central processing unit subsystem, main memory chips, mass storage and other subsystems, such as network interface cards; scalability extends the superserver's useful life and protects the end user's initial investment.

         Upgradability - the ability to replace subsystems and disk drives economically, within superserver product generations, with higher performance products that either are available today or become available in the future, without requiring alteration of the superserver's network operating system, application software or other hardware.

         Wide Area Network or WAN - a network of computers or workstations the individual members of which are geographically dispersed and generally interconnected through the facilities of a common carrier telecommunications system.

General

         The Network Connection, Inc., a Georgia corporation (the "Company"), designs, manufactures and distributes computer networking products, including high performance superservers and workstations, which provide users with video on demand applications and support and full motion digital video, imaging and other multimedia processes. The Company's networking products are used in connection with employee training, academic, telecommunications, entertainment and other industry applications. Video on demand permits new ways to employ video as an instructional, entertaining and communications medium over existing computer networks. Each user is given the ability to call-up video content as needed, without affecting any other network participant's requirements on the system, and without requiring any other system participant simultaneously to view the same content.

         The Company was originally incorporated in 1986 to distribute computer network products as a value added distributor ("VAD") of such products. Although its principal business continued as a VAD, in 1987 the Company made a strategic shift in its business operations by moving away from the distribution of products manufactured by others and by seeking to become principally a manufacturer of its own superserver and workstation products. This shift resulted from changing trends in the computer industry, which included increased profit margin pressures on VADs due to the perception that VADs were offering simple commodities rather than value added products for sale to their customers.

         The Company's products are sold under the name TRIUMPH, are based upon non-proprietary PC hardware standards and utilize standard major components and subsystems in order to provide flexibility and reliability. The Company's products are designed to be compatible with industry standard network operating systems, such as Novell NetWare, Microsoft LAN Manager, Windows NT, OS2 and UNIX (SCO, SVR4, MPX), as well as new network operating systems as they become available. Product design allows compatibility with most applications running in such network environments, and enables TRIUMPH superserver systems to operate efficiently as servers and work stations for groups of interconnected PCs arranged in LANs and WANs. The Company currently distributes its superservers and work stations in the United States principally through its own internal sales force and strategic resellers.

         The Company maintains its principal executive offices at 1324 Union Hill Road, Alpharetta, Georgia 30004, and its telephone number is (770) 751-0889.

Background and Industry

         During the 1980s, personal computers played an increasingly significant role in the workplace. The need of PC users to share files, applications and peripherals, such as printers, has resulted in the widespread proliferation of LANs. Each LAN requires a network operating system to function. This need is being filled by such products as Microsoft Windows NT, Novell NetWare, Microsoft LAN Manager, SCO UNIX and Banyan VINES, among others. Each LAN also requires a computer to manage its operations. In simple LANs, a dedicated personal computer acts as the LAN's "server." Larger LANs have employed high-end PCs to act as servers.

         The number, size and complexity of LANs have increased dramatically in recent years. New LANs are being developed that support a greater number of users than in the past, and groups of smaller LANs are being replaced by single, larger LANs. In addition, multiple LANs are being internetworked to form WANs. More sophisticated tasks, such as document and image processing, employee training, academic teaching, medical diagnostic services and multimedia publishing and broadcasting editing are increasingly being implemented on LANs. Some applications, such as groupware (e.g., Lotus' Notes and electronic mail), are implemented only on networks. In addition, companies such as Oracle Systems Corporation, Informix Corporation, Sybase, Inc. and Centura Software have recently introduced network versions of sophisticated database management applications that have traditionally been run on mainframes or minicomputers.

         Large organizations with multiple sites are creating enterprise-wide networks to more fully integrate their various geographic locations. In this regard, enterprises are interconnecting their multiple LANs, WANs, digital satellite communication channels, mainframes, minicomputers and other computing resources to facilitate communication and information sharing within the organization. Innovations such as multi-protocol routing, LAN-to-mainframe gateway software and network management products are facilitating such interconnectivity. The Company believes that these communication functions will increasingly be executed on network servers.

         As organizations continue to migrate toward enterprise networking, superservers that perform more complex and business-critical tasks will be required. Although PCs have adequately addressed simple file serving, even high-end PCs do not have the required performance and input/output ("I/O") capability to meet the needs of large and complex networks efficiently. In addition, as business-critical applications and communication functions are increasingly implemented on the network, network servers need to offer the availability, scalability and upgradability that are characteristic of mainframes and minicomputers.

         One of the developing distribution functions that is increasingly being demanded for LAN processing is video display and information distribution. Video technology requires amounts of information (e.g., data per second) to be available and distributed which is in excess of that required by other applications, such as word processing, even when that information is technologically compressed. Available hard disk storage and network bandwidth is consumed by video information at far faster rates than by other types of processed data. Furthermore, to meet the demands of current applications video information also must be provided continuously and smoothly to multiple users simultaneously. Thus, the current challenge for manufacturers and distributors of superservers is to create a cost effective, standardized product to satisfy the demands of a marketplace for video/multimedia network equipment and software that Management of the Company expects will experience rapid growth in the next three years.

         The Company believes that mainframes and minicomputers are too costly a means for satisfactory service of this emerging market, and their proprietary architectures are generally incompatible with the PC networks which are increasingly used for information processing in today's more decentralized business environment. Thus, as networks increase in size and complexity and as business-critical applications and communication functions are increasingly implemented on networks, a need is emerging for servers both designed specifically for the demands of this new enterprise, and video/multimedia, networking environment, and made available as a cost-effective means for distributing the required information.

The Network Connection Solution

         In 1987, the Company first introduced the initial entry of its TRIUMPH family of superservers, which is designed to provide the compatibility, performance, availability, scalability and upgradability necessary for sophisticated networks. The Company believes that its superservers contain the following features.

         *        Compatibility

         The TRIUMPH family is based upon PC hardware standards and is designed to be compatible with industry standard network operating systems, such as Windows NT, Novell NetWare, Microsoft LAN Manager, SCO UNIX and Banyan VINES, and with new network operating systems as they become available. In addition, the Company's products are designed to be compatible with applications designed to run in such network environments. TRIUMPH superserver use of common PC "interfaces" (e.g., products utilized to increase system functionality in terms of system power and/or special or additional features availability), such as the Small Computer System Interface ("SCSI"), and its employment of Peripheral Component Interconnect ("PCI") and Extended Industry Standard Architecture ("EISA"), also enables the Company's products to connect with hardware produced by third-party vendors. The TRIUMPH superserver also provides for ease of support of a wide range of network connectivity standards.

         *        Performance

         The TRIUMPH architecture consists of independent subsystems interfaced by a high-speed multiprocessor connection system. This architecture is designed to reduce the I/O bottlenecks and performance degradation typically associated with PC- based servers attempting to perform multiple tasks concurrently with a single microprocessor. The TRIUMPH open systems architecture and RAID ("redundant array of independent disks") technology incorporates the fault tolerance and high throughput necessary to provide simultaneous services, such as video-on-demand, LAN-based video training, and database/file imaging and printing. In addition, as the TRIUMPH superservers can provide video/multimedia systems encompassing voice or sound, pictorial and graphic, live or recorded, and touch technologies, the Company believes that easy access to information in a "user friendly" environment is made available. In this respect, the TRIUMPH architecture is designed to provide features found in mainframes and minicomputers at a significantly lower cost. A single TRIUMPH superserver may often be used to replace multiple high-end PCs acting as LAN servers. Returning these high- end PCs to the desktop to perform other tasks reduces the effective cost of the TRIUMPH superserver.

         *        Availability

         The TRIUMPH architecture is designed to permit systems to be configured to provide the high level of availability required for business-critical applications through reliability, data integrity and recoverability features. Reliability features available for certain TRIUMPH models include power supply and other key module redundancy to promote continued system operation, cooling system redundancy to protect against premature component failure and disk mirroring and automatic disk backup by providing an ability to replace hard disks during system operation without interruption. The TRIUMPH data integrity features minimize the potential for data loss during system operation and, in addition to the disk backup features described above, include data parity checking to enhance data integrity. Recoverability features facilitate recovery when a stoppage does occur and include subsystems which permit remote diagnostics subsystems for TRIUMPH superservers running Novell NetWare and Microsoft NT Advanced Server.

         *        Scalability

         The TRIUMPH platform is configurable to meet the less demanding requirements of simpler LAN applications and may subsequently be scaled up in the field as the user enlarges its network or implements more sophisticated applications. An additional Intelligent I/O Processor subsystem, an additional Central Processing Unit ("CPU") subsystem, components such as memory chips and disk drives, and PCI/EISA- compatible subsystems such as network interface cards, may be added.

         *        Upgradability

         The TRIUMPH superserver subsystems and disk drives may be replaced economically in the field with higher performance products that either are available today or, presumably become available in the future, without requiring alteration of the network operating system, application software or other hardware.

Product Strategy

Technology and Product Strategy

         *        Support Popular Network Operating Systems

         The Company intends to support new releases of popular network operating systems that it currently supports as they become available. The Company also intends to support additional network operating systems as their popularity increases. The TRIUMPH superserver open architecture and compatibility features permit ease of support. In addition, Windows NT takes advantage of the TRIUMPH superserver shared memory architecture, as does SCO UNIX (and presumably as will other multi-processing network operating systems as they become available).

         *        Develop Higher Performance Superservers While Maintaining
                  Compatibility

         The Company's principal technological challenge with respect to the development of its TRIUMPH family of superservers is to simultaneously deliver high performance and compatibility with existing PC hardware and software standards. The Company intends to continue improving the performance of its superservers while maintaining compatibility with popular network operating systems and hardware interfaces.

         *        Offer Broad Product Line

         The scalability of TRIUMPH superservers increases the desirability of these products from the perspective of a user who currently has a simple LAN that is anticipated to grow or to support new, more sophisticated applications. As a result, the Company believes that it is important to offer a base configuration product at a relatively low price point to induce these users to purchase the next level TRIUMPH superserver in anticipation of scaling up as network demands increase (e.g., video/multimedia). On the other hand, users with sophisticated applications or complex LANs typically require superservers configured with faster microprocessors and other higher performance subsystems (e.g., video and other multimedia accessibility). Therefore, the Company also offers higher performance TRIUMPH superservers at higher price points. In 1995, the Company introduced, hardware, software and services packaged as complete value added system solutions for the travel and transportation commercial markets. See "Turnkey Packaging" below.

         *        Turnkey Packaging

Sales of the Company's TRIUMPH superservers are made increasingly as "turnkey" systems. This sales trend is expected to continue, and even to accelerate, as video/multimedia superserver equipment become more and more of a commodity. The Company sells its products as a complete solution to a customer's needs, rather than as only a "finger in the dike" or a niche filler. In 1995, the Company introduced hardware, software and services packaged as complete value added system solutions for the travel and transportation commercial markets: (i) "AirView," an in-flight interactive entertainment and cabin management system mounted in individual airline seats, (ii) "TrainView." an in-transit interactive entertainment and railcar management system mounted in individual railcar seats,
(iii) "InnView," an in-room interactive entertainment system for the hotel hospitality market and (iv) "CruiseView," an in-room interactive entertainment system for the cruise ship market. These systems support live-feed, closed-circuit and satellite based digital television programs in addition to personal interactive entertainment and video/audio on demand, shopping, multi-player games, gambling, shore excursion/ event booking, karaoke and Internet access all simultaneously, independently and with full user control via a wireless television remote control in each room or touch screen display at each seat. In addition, attendant interactive training can be provided at the same time.

Sales and Distribution

         The Company distributes its products principally through the efforts of its internal direct sales force and to a much lesser extent through independent sales representatives. In the future the Company intends to offer its products through an augmented internal sales force. The Company also distributes its superserver products through a select group of network-oriented resellers, including VADs and system integrators, OEMs and international distributors. Currently, the Company's principal means of conducting its sales effort internationally is through trade show attendance, holding end-user seminars to demonstrate Company products, internal and a limited amount of customer on site demonstrations of product use (solely for superserver products), print advertising in trade publications and telemarketing. The Company plans to continue and to accelerate these marketing efforts.

         The Company is also attempting to develop relationships with software and other product vendor "partners" capable of encouraging their customers to purchase the Company's systems in conjunction with their own products on the basis that overall system or product performance will be enhanced. The Company would assist these partner-vendors by determining the configuration of the Company's products that will deliver optimal performance along with the partner-vendor's products.

         The Company's marketing efforts focus on holding end-user seminars and attending trade shows (including international trade shows) as the primary method to create market awareness of the Company and its products. At December 31, 1997, the Company had remote sales offices internationally in Singapore and the United Kingdom.

         The purchase price for the Company's "turn-key" packaged systems for the travel related entertainment market is relatively high depending upon various factors such as the size and type of airplane, train, hotel or ship, and the requested system features. The high system purchase price is anticipated to result in a relatively extensive sales cycle, which will include the evaluation of the Company's technology, a test installation of the system and negotiation of related agreements. The sales cycle is also dependent upon a number of factors beyond the Company's control, such as the financial condition, safety and maintenance concerns, regulatory issues and purchasing patterns of particular operators, and the respective industry generally. As a result, this can result in extremely cyclical buying patterns for the Company's travel related entertainment products.

Competition

         The Company faces substantial competition from the manufacturers of several different types of products used as network servers. The Company expects competition to intensify as more firms enter the market and compete for market share. In addition, companies currently in the server market will continue to change product offerings in order to capture further market share. Many of these companies have substantially greater financial resources, research and development staffs, manufacturing, marketing and distribution facilities than the Company. The Company also expects its competitors to continue to improve their network-oriented distribution channels.

         With respect to base configuration TRIUMPH superservers for simple LANs, the Company competes with manufacturers of high-end PCs used as network servers. Competitors offering products in this market include International Business Machines Corporation ("IBM"), Compaq Computer, Inc. and Dell Corporation. One of the principal competitive factors in the market for simple LANs is price, and the economies of scale available to high-end PC manufacturers may permit them to offer their products at a lower price. The Company expects its competitors to continue to improve the performance, availability, scalability and upgradability features of their products. The Company expects all of its competitors in the simple LAN market to improve the distribution channels for their products used as servers.

         With respect to more fully configured TRIUMPH superservers for larger and more complex LANs and more sophisticated or business-critical applications, the Company competes indirectly with manufacturers of mainframes and minicomputers. In addition, certain manufacturers promote their mainframes and minicomputers as being appropriate for use as network servers. Competitors offering products in this market include IBM, Digital Equipment Corporation, Hewlett-Packard Corporation, National Cash Register Corporation and UNYSIS, Inc. The Company believes that the positive competitive factors in this market include the Company's ability to provide server products with performance and availability characteristic of mainframes and minicomputers, at a significantly reduced cost, as well as with the compatibility to support current and future networking solutions built around industry standard hardware and software. The Company's operating results could, however, be adversely affected if one or more of these competitors elects to compete more aggressively with respect to the price or product features of their mainframes or minicomputers. The Company competes in the market for complex LANs with other manufacturers of superservers, including Sun, Silicon Graphics, Ncube, NetFrame and Tricord. The Company competes in the market for "turn-key" systems for travel related entertainment with other manufacturers of complete systems, including Rockwell Collins Passenger Systems, BE Aeorspace, Sony Transcom, Matsushita, Interactive Flight Technologies, Allin-Seavision and Trans Digital. The Company believes that it competes favorably with other manufacturers of superservers and "turn-key" systems with respect to the compatibility, performance, availability, scalability, upgradability and technical support required for sophisticated network computing available with the Company's products. In addition, components of the Company's products are smaller, weigh considerably less and consume much less power than those of several competitors. Because these factors affect operating costs for the operator, they may be critical factors for customers.

         There can be no assurance that alternative technologies will not be developed in the future that will be capable of providing certain services now performed by network servers. The development of such technologies could reduce the need for network servers and adversely affect the Company's operating results.

         As many of the Company's competitors are more established, benefit from greater market recognition and have greater financial, technological, production and marketing resources than the Company, establishing and maintaining the Company's competitive position will require continued investment by the Company in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the necessary technological advances. In addition, if more manufacturers of PCs, mainframes or minicomputers were to develop and market their own superserver class of products, the Company's operating results could be adversely affected.

End Users

         The Company's products are sold to end users in a wide range of industries. Customers that have purchased the Company's products are financial institutions, health care companies, academic institutions, communications/broadcasting companies, governmental agencies and other bureaucracies, entertainment providers and end-users operating in various other industries.

         More sales efforts in 1997 and 1998 have been focused on larger system sales into niche markets of the Company's "turn-key" packaged solutions, AirView and CruiseView, which have longer sales cycles. Sales of such products will contribute to sales backlog for revenues derived from multiple roll-out deliveries over 12 to 36 months. The Company has been awarded sales to the following programs: (i) Fairlines, a French commercial airline, for the purchase, installation, maintenance and content management of AirView on ten Fairlines MD81 aircraft, of which eight complete systems had been shipped as of December 31, 1997; and (ii) Star Cruises, an Asian cruise line, for the purchase, installation and maintenance of CruiseView on two cruise ships to be installed in August of 1998 and mid-1999, respectively. The Company has not yet received any firm orders for TrainView systems. The Company currently has responded to major requests for proposal and is in various stages of negotiation for CruiseView, InnView, AirView and TrainView systems with multi-year deliveries from some of the world's largest travel related companies. There can be no assurance, however, that the Company will successfully negotiate definitive agreements for the purchase of these systems.

         In 1997, three customers accounted for an aggregate of 79% (38% from Fairlines, 30% from Conhan, Ltd. and 11% from the United States government, respectively) of the Company's revenues. The Company's products are often used with other products in large complex projects with long delivery cycles. The Company believes that its sales to the United States government, as well as to state governments and their agencies that make purchases in accordance with federal Government Services Administration ("GSA") guidelines, will continue to grow. The Company is on the GSA list of qualified vendors and descriptions of the Company's products have been recently included as the required design specifications identified in federal government request for proposals distributed to potential vendors.

Airview

         In an Agreement dated as of June 19, 1997, the Company entered into an AirView Purchase Agreement (the "AirView Agreement") with Fairlines, a French corporation engaged in the start-up operation of a commercial airlines, for the purchase of 10 AirView systems for installation on 10 Fairlines aircraft. It is estimated by the Company that in the event that all 10 AirView systems are sold to Fairlines under the terms of the AirView Agreement, the Company will generate over $10 million in gross revenues. Delivery of all AirView systems under the terms of the agreement is expected to be completed by December 31, 1998. The costs of purchase from the Company include the cost of training Fairlines employees for system use, and the cost of system installation, which installation will be provided by Hollingsead International and its subsidiaries ("Hollingsead") on behalf of the Company under a separate agreement with the Company. The Company has developed a manufacturing relationship with Hollingsead for AirView in connection with the Fairlines program in order to permit performance of higher level system manufacturing, integration and test functions to meet the regulatory requirements of the Federal Aviation Administration ("FAA"). Such arrangements enable the Company to manufacture its other products in its existing facility, thereby avoiding the need to provide for specialized manufacturing processes and additional capacity to meet the needs of the Fairlines program.

         The installation and use of AirView on any particular aircraft requires prior certification and approvals from the FAA and certification and approvals from aeronautical agencies of foreign governments. Because the installation of AirView is considered a major modification to an aircraft, the Company must apply for and be granted an STC ("Supplemental Type Certificate") from the FAA. This is a multi-step process involving required interim approvals. A separate STC will be required with respect to each aircraft type on which AirView will be installed. Once an STC is issued with respect to an aircraft type, the unit may be installed on other aircraft of the same type with the same configuration provided each installation is performed in a manner as specified by the aircraft specific STC. To date, the Company has obtained an STC for Fairlines MD-81 aircraft.

         The process of obtaining an STC is highly technical. The Company has also entered into agreements with Hollingsead to assist the Company in the application and approval process. Hollingsead is an FAA designated engineering representative experienced in in-flight entertainment systems and has the authority to approve, subject to final FAA review, certain aspects of the Company's STC applications. Because of the manpower and experience required to perform installations, and due to the inherent relationship between installation and the STC application and compliance process, the Company anticipates that future installations of all Airview systems, if any, will be performed by an experienced third-party subcontractor such as Hollingsead.

         In addition, the Company or its subcontractor must obtain from the FAA a Parts Manufacturer Approval ("PMA") with respect to the components of AirView to be installed on each specific aircraft type for which an STC is granted. There can be no assurance that the Company will be issued the STC's and PMA's for which it applies or that if such approvals are granted, that they will be granted within a reasonable time frame or within the amount budgeted by the Company for such approvals. Federal law grants to the FAA the authority to reexamine at any time the basis upon which certification and approval of AirView may be granted and, if appropriate, to amend or revoke such certifications and approvals, subject to certain appeal rights.

         The Company may also be required to obtain certification and approval of AirView from the aeronautical authorities of foreign countries. In many cases, through technical working agreements between the FAA and the foreign aeronautical authorities, such authorities will accept the FAA issuance of the STC as approval, although certain countries' authorities reserve the right to independently review the data and the compliance criteria which support the issuance of the STC and to reach an independent determination on whether to approve the equipment for installation and operation. There can be no assurance that necessary foreign government approvals will be obtained, or if obtained, within a reasonable time frame or within the amount budgeted by the Company for this aspect of the project.

Cruiseview

         In an Agreement dated as of February 13, 1998, the Company entered into a CruiseView Purchase Agreement (the "CruiseView Agreement") with Continuous Network Advisors ("CNA"), on behalf of Star Cruises Management Limited ("Star"), an Ilse of Man corporation engaged in the operation of a commercial cruise line, for the purchase of 2 CruiseView systems for installation on 2 Star cruise vessels. It is estimated by the Company that in the event that both CruiseView systems are sold to Star under the terms of the CruiseView Agreement, the Company will generate over $5 million in gross revenues. Delivery of both CruiseView systems under the terms of the agreement is expected to be completed by September 30, 1999. The costs of purchase from the Company include the cost of training Star employees for system use and the cost of system installation.

Research and Development

         The market for the Company's products is characterized by rapid technological change and evolving industry standards, and it is highly competitive with respect to timely product innovation. The introduction of products embodying new technology and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company believes that its future success will depend upon its ability to develop, manufacture and market new products and enhancements to existing products on a cost-effective and timely basis.

         If the Company is unable, for technological or other reasons, to develop products in a timely manner in response to changes in the industry, or if products or product enhancements that the Company develops do not achieve market acceptance, the Company's business will be materially and adversely affected. The Company has in the past experienced delays in introducing certain of its products and enhancements, and there can be no assurance that it will not encounter technical or other difficulties that could in the future delay the introduction of new products or enhancements. Such delays in the past have generally resulted from the Company's need to obtain a requisite component from a third-party vendor whose own development process has been delayed (e.g., 9 month delay in Microsoft's development in 1992 of Microsoft Windows NT, the primary operating software system used in the Company's superserver products).

         The Company performs all of its research and development activities at its headquarters in Alpharetta, Georgia. During 1997 and 1996, research and development expenses totaled $277,527 and $160,276, respectively. The Company intends to continue to invest in research and development.

                             SUMMARY FINANCIAL DATA

The following table presents summary financial data of the Company, as of December 31, 1997, for the years ended December 31, 1996 and 1997. The following summary financial information for the years 1996 and 1997 have been derived from the audited financial statements of the Company, incorporated by reference, and should be read in conjunction with such financial statements.

Consolidated Statement of Operations Data:


                                                               Year Ended December 31,
                                                           ---------------------------------
                                                              1996                 1997
                                                           -----------           -----------

Net Sales........................................          $ 4,092,023           $ 7,848,444

Cost of sales....................................            3,050,596             5,044,258
                                                           -----------           -----------
Gross Profit.....................................            1,041,427             2,804,186

Selling, general, and administrative expense.....            4,016,351             4,604,588

Income from operations ..........................           (3,195,200)           (2,077,929)

Interest expense.................................              (99,026)              (61,737)

Other expense (income)...........................               41,327               114,038
                                                           -----------           -----------
Operating loss...................................           (3,195,200)           (2,077,929)
                                                           -----------           -----------
Net loss.........................................          $(3,252,899)          $(2,025,628)
                                                           -----------           -----------
                                                           -----------           -----------





Consolidated Balance Sheet Data:

                                                                      December 31,
                                                           ---------------------------------
                                                              1996                 1997
                                                           -----------           -----------
Total Current Assets.............................            $4,541,303        $10,310,796

Total Assets.....................................             6,792,599         13,239,233

Total Current Liabilities........................             1,777,829          4,804,501

Long term debt...................................               250,600            259,106

Stockholders' equity.............................             4,756,353          8,174,404


                                  The Offering



Securities Offered:                          -    830,989  shares of Common Stock  issuable  upon  conversion of the
                                                  Company's 4% Convertible Debentures.  See "PLAN OF DISTRIBUTION."

Common Stock Outstanding before              -    4,154,943 shares of Common Stock
   the Offering:(1)

Common Stock Outstanding after the Offering  -    4,985,932 shares of Common Stock
   if all Debentures are converted:(1)(2)

Risk Factors:                                -    The shares of Common Stock  offered  hereby  involve a high degree of risk.  See "RISK FACTORS."

Use of Proceeds:                             -    The Company will not receive any  proceeds  from the resale by the holders of any of the Common Stock  issuable  upon  conversion  of the Debentures.  See "USE OF PROCEEDS."

Nasdaq Symbol:                               -    The Common Stock is traded on the automated quotation system of
   Common Stock                                   the Nasdaq Small Cap Market under the symbol "TNCX."


--------------------------

         (1) Does not include a maximum of 746,328 shares of Common Stock issuable upon exercise of outstanding options granted under the Company's employee and non-management director stock option plans at prices ranging from $2.60 per share to $13.26 per share.

         (2) Assumes issuance of 830,989 shares of Common Stock upon conversion of the Debentures.

                                  RISK FACTORS

         An investment in the Common Stock offered hereby involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. In analyzing an investment in the Common Stock offered hereby, prospective investors should carefully consider, along with the other matters referred to herein, the following factors:

Early Stage of Business

         The Company was organized in 1986. Although it has had prior operating history as a VAD for products manufactured by others, the Company's current business as a designer, manufacturer and distributor of its own products did not become its principal business until 1991. As a result, the Company has and may continue to experience many of the problems, delays and expenses encountered by any business in the early stage of its development, some of which are beyond the Company's control. These include, but are not limited to, substantial delays and expenses related to testing and development of new products, production and marketing problems in connection with existing products, lack of market acceptance of such products, and other unforeseen difficulties.

History of Losses; and Uncertainty of Profitability

         For the two fiscal years ended December 31, 1997, the Company incurred accumulated losses of ($5,278,527), with such losses decreasing from ($3,252,899) in fiscal 1996 to ($2,025,628) in fiscal 1997. The Company anticipates that it will incur operating losses through 1998, and may incur additional losses thereafter. As it expands its marketing efforts for existing products and develops additional future products, the Company may incur significant additional losses. There is no assurance that the Company will be able to achieve or sustain significant periods of profitability in the future.

Need for Additional Financing

         It is possible that cash liquidity may be required to finance anticipated growth in the Company's accounts receivable and inventories. The Company has been in discussions with a commercial lender for further financing, and it is very likely that the Company will seek to obtain another revolving credit agreement to supply additional financing which may be necessary to support future growth. Should it be successful in obtaining such financing, the Company will in all likelihood, secure borrowings with the granting of security interests in substantially all of its assets in addition to its operating facility (which is already subject to a mortgage with an institutional lender due in 2009). In the event that the Company should require additional financing, there can be no assurance that such financing will be available on commercially reasonable terms. If future financing is not available when needed, the Company may be forced to curtail or discontinue operations. In such event, the stockholders, including investors in the Common Stock offered hereby, may lose, or experience a substantial reduction in, the value of their investment in the Company.

Dependence on Growth of Market for Superservers

         Currently, PCs are the dominant server platform for LANs and WANs. The market for superservers, similar to those produced and distributed by the Company is not PC-based. The superserver market is new and developing, currently comprises only a small portion of the worldwide server market, and represents the high-end (e.g., in terms of cost) and high performance segment of the overall computer network server market. To date, the superserver market is primarily motivated by cost considerations. The current low penetration of superservers in the overall server market may be attributed to the fact that the vast majority of existing computer networks are small in size and have relatively simple file, application and print sharing needs that do not require a superserver and the costs attendant to their purchase. Although the Company has not conducted its own market studies, the Company believes that its future success will depend in part upon the continued growth of the portion of the market for networking servers and workstations consisting of more complex and higher performance network equipment capable of interfacing with increasingly sophisticated applications, where the benefits of a superserver may more fully be realized. Businesses and government agencies with sophisticated computing requirements have traditionally relied on mainframes and minicomputers to perform these functions. The Company's future success is dependent, in part, upon the development of new sophisticated application software products for LANs and WANs, and on the willingness of mainframe and minicomputer users to migrate such applications to superserver controlled networks. Enterprises that have traditionally relied on mainframes and minicomputers to implement business-critical applications may be reluctant to implement such applications on networks, which traditionally have not offered the performance and availability characteristic of mainframes and minicomputers. Accordingly, there can be no assurance that these applications will be developed or that end users will implement these applications on LANs and WANs.

Dependence on Market Acceptance of the Products

         The future of the Company is largely dependent upon the success of the current and future generations of the Company's superservers and other multimedia computer products. These products are relatively new and have not been marketed extensively. It is, therefore, not possible to predict when, if at all, they will achieve the market acceptance anticipated by the Company. Such acceptance is necessary for the Company to achieve profitable operations.

Competition; Technological Change and Obsolescence

         Technological competition from other and longer established computer hardware manufacturers and software developers is significant and expected to increase. The Company expects that hardware manufacturers and software developers will continue to enter the market to provide and package integrated information distribution solutions to the same computer network users that are served by the Company. All such market participants will compete intensely to maintain or improve their market shares and revenues. Most of the companies with which the Company competes have substantially greater capital resources, research and development staffs, marketing and distribution programs and facilities, and many of them have substantially greater experience in the production and marketing of products.

         In the developing market for superservers and network workstations, it can be expected that the Company will encounter a number of significant long-term competitors, including such major industry participants as IBM, Microsoft Corporation, Novell, Inc. and Compaq Computers, Inc. Accordingly, there is no assurance that the Company's products will gain sufficient market acceptance to assure the Company's future success and long range profitability in the face of competition with such significantly larger and better capitalized companies. Many of the new and smaller companies which are active in the network equipment industry, such as Allin Communications and Interactive Flight Technologies, have recently announced operating and financial difficulties.

         In addition, one or more of the Company's competitors may succeed in developing technologies and products that are more effective than any of those developed or being developed by the Company, rendering the Company's technology and products obsolete or noncompetitive. In the event that the high end of the network equipment market does not develop as anticipated, the Company will be required to continue to compete with PC-based servers manufactured by IBM, Compaq, Dell and other major computer manufacturers for a majority of its revenues.

Customer Concentration

         The Company typically sells significant amounts of equipment to a small number of customers, the composition of which changes from year to year as customer equipment needs vary. Therefore, at any one time, a large portion of the Company's revenues may be derived from a limited number of customers. During the fiscal year ended 1997, three customers accounted for approximately 79%, but no other customer accounted for more than 10%, of the Company's revenues. The loss of any of these major customers could have a material adverse effect on the Company's operations if the Company does not replace such customer on a timely basis.

Risk Associated With International Sales

         The Company currently derives a significant portion of its revenues from international operations. For the fiscal year ended 1997, international sales accounted for approximately 76% of the Company's revenues. International sales are subject to a variety of risks, including difficulties in establishing and managing international distribution channels, obtaining export licensing, servicing and supporting overseas products and in translating product interfaces into foreign languages. International operations are subject to difficulties in collecting accounts receivable and as a result could affect the timing of revenue recognition and bad debt reserves. Other factors that can adversely affect international operations include difficulties in staffing and managing personnel, enforcing intellectual property rights, fluctuations in the value of foreign currencies and currency exchange rates, changes in import export duties and quotas, introduction of tariff or non-tariff barriers and regulatory, economic or political changes in international markets.

Reliance on Outside Manufacturers and Suppliers

         The Company assembles the products that it sells principally from standardized components purchased from independent sources, and it is dependent upon such outside vendors for all of the components and end-products it sells to customers. There can be no assurance that these suppliers will be able to provide adequately for the future equipment needs of the Company's customers. In the event that any of its current suppliers should suffer quality control problems or financial difficulties, the Company would be required to find alternative sources, which could result in temporary business dislocations and a decline in revenues.

Lack of Patent Protection; Possible Infringement

         The Company's ability to compete with other companies will depend to a great extent on maintaining the proprietary nature of its technologies. The Company currently neither holds nor licenses patents for the technologies included in its products. In addition, there can be no assurance that any patents that may be applied for by the Company in the future will ultimately be issued in its favor, or that any patent so issued, or any patent rights assigned or licensed to the Company, will afford necessary protection or will be upheld in the event of a challenge.

         There is also no assurance that the Company's products will not infringe the patents of third parties. Problems with patents could potentially increase the cost of the Company's products, or delay or preclude new product development and commercialization by the Company. If infringement claims against the Company are deemed valid, the Company may seek licenses which might not be available on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect the Company's future patent and/or technology license positions, or to defend against infringement claims. A successful challenge to the Company's technology could have a materially adverse effect on the Company and its business prospects. There can be no assurance that any application of the Company's technology will not infringe upon the proprietary rights of others or that licenses required by the Company from others will be available on commercially reasonable terms, if at all.

         The Company relies heavily upon trade secrets and other unpatented proprietary technology. No assurance exists that other persons will not independently develop or acquire technology substantially equivalent to the Company's, or that the Company will successfully protect its unpatented technology and trade secrets from misappropriation by others.

Dependence on Key Personnel

         The professional and general development of the Company largely depends upon the efforts of key management, engineering and selling and marketing personnel, many of whom would be difficult to replace. The Company does not have employment agreements with its employees other than its principal executive officers. The loss of the services of any of the key personnel could have a material adverse effect on the Company's operations and prospects. The success of the Company's future operations is further dependent upon the Company's ability to attract and retain additional qualified personnel, particularly those with marketing expertise.

Certain Provisions in the Articles of Incorporation and Bylaws

         The Company's Articles of Incorporation and Bylaws contain certain provisions that could have the effect of delaying or preventing a change of control of the Company, which could limit stockholders' ability to dispose of their Common Stock in such transactions. The Company's Articles of Incorporation authorizes the Board of Directors to issue one or more series of preferred stock and to establish the rights, privileges and preferences inherent in ownership of such shares of preferred stock, without shareholder approval. Shares of such preferred stock, if and when issued, could have voting or other rights that adversely affect the voting power of the holders of Common Stock.

         The Company's Articles of Incorporation and Bylaws were amended by vote of the shareholders of the Company at the annual meeting of shareholders held on June 7, 1996, to (1) classify the Board of Directors into three classes, as nearly equal in number as possible, each of which, after an interim arrangement, will serve for three years, with one class being elected each year; (2) provide that directors may be removed only with cause and the approval of the holders of at least 66.66% of the voting power of each class or series of outstanding stock of the Company entitled to vote generally in the election of directors; (3) provide that special meetings of stockholders may not be called by stockholders unless pursuant to a written demand by the holders of at least 66.66% of the voting power of each class or series of outstanding stock of the Company entitled to vote on the matter requiring the special meeting; (4) delete the provisions from the Amended Articles which authorize stockholders to act in lieu of holding a meeting upon the written consent of the holders of a majority of the stock of the Company entitled to vote thereon; and (5) increase the stockholder vote required to alter, amend or repeal the foregoing amendments from a majority to 66.66% of the voting power of each class or series of outstanding stock of the Company.

         Such amendments to the Articles of Incorporation and Bylaws of the Company, together with certain other provisions therein, could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company even though such an attempt might be beneficial to the Company and its stockholders. In addition, since the amendments are designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, adoption of the amendments could tend to reduce the temporary fluctuations in the market price of the Company's stock which are caused by accumulations of large blocks of the Company's stock. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

Georgia Anti-Takeover Law

         The provisions of the Georgia Business Corporation Code relating to fair price requirements with respect to the Common Stock and business combinations with interested stockholders are applicable to the Company. Essentially, the fair price provisions require any material transaction or series of transactions of the Company with or for the benefit of an interested stockholder or an affiliate thereof to be approved by all of the directors who are unaffiliated with the interested stockholder or by 2/3rds of such unaffiliated directors and the holders of a majority of the shares of the Company entitled to vote on such transaction or transactions, other than shares held by the interested stockholder. The business combination provisions generally prohibit the Company from entering into any material transaction with an interested stockholder for a period of five years after the stockholder became an interested stockholder. The provisions do not apply if the transaction was approved prior to the time that the stockholder became an interested stockholder or if the interested stockholder holds 90% or more of the Company's voting stock. The fair price and business combination provisions of the Georgia Business Corporation Code may render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby preserves the continuity of the Company's management. In addition, in certain cases, these provisions may prevent the Company's stockholders from realizing a premium upon the sale of their shares in any tender offer or merger opposed by the Company's management.

No Dividends

         Other than for certain distributions to stockholders under Subchapter S of the Internal Revenue Code of 1986 made by the Company prior to December 31, 1994, the Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future, but rather intends instead to retain future earnings, if any, for reinvestment in its business. In addition, any credit agreements which in the future may be entered into by the Company with institutional lenders will in all likelihood contain restrictions on the payment of dividends by the Company. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. Investors should, therefore, be aware that it is highly unlikely that any cash dividends will be paid on the Common Stock in the foreseeable future.

Adequacy of Insurance

         Although the Company maintains insurance coverage that it believes to be customary and generally consistent with industry practice, to the extent that such coverage is inadequate and it incurs losses which are uninsured such losses could have a materially adverse effect upon the Company and its capital resources. The Company currently has in place a $2,000,000 umbrella general liability insurance policy which includes coverage of product liability claims, to protect it against product liability claims brought by customers in connection with such customers' purchases of products sold by the Company. The Company does not believe that its operations expose it to potentially significant product liability claims, and it has not experienced any such claims in the past.

Risk of Low-Priced Stocks

         If the Company's securities were delisted from Nasdaq, and no other exclusion from the definition of a "penny stock" under applicable Securities and Exchange Commission regulations were available, such securities would be subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as investors with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting from Nasdaq, if it were to occur, could affect the ability of broker-dealers to sell the Company's securities and the ability of purchasers of the Common Stock to sell their securities in the secondary market, when the ability to make public sales became available.

Elimination of Liability for Directors

         The Company's Articles of Incorporation contain provisions which eliminate the personal liability of directors, both to the Company and to its stockholders, for monetary damages resulting from breaches of certain of their fiduciary duties as directors of the Company. As a result of such charter provisions, the rights of Company shareholders to recover monetary damages from directors of the Company for breaches of directors' fiduciary duties may be significantly limited.

Possible Securities Law Violation

         The Company filed a Registration Statement on October 26, 1994 for the registration of its sale of Common Stock in its initial public offering. In February 1995, the Company consummated a private placement of 11,562 shares of its Convertible Preferred Stock for an aggregate of $40,000 (the "Private Placement"). The manner in which such offering was effected may have violated the federal securities laws. The Company does not believe that it has violated the federal securities laws in connection with the Private Placement, based upon the facts known to the Company and its analysis of the applicable securities laws. If in the future it is determined that the Private Placement was effected in violation of the federal securities laws, the Company may have to rescind the Private Placement and refund an aggregate of $40,000, plus interest from the date of purchase, to purchasers of securities in that offering. There have been no reserves set aside to refund any amounts which may be required by rescission. In any event, the Company is of the view that any such potential claims would not be material.

         FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH IN THIS PROSPECTUS, THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THOSE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the resale by the holders of any of the Common Stock issuable upon conversion of the Debentures. Expenses expected to be incurred by the Company in connection with this Offering are estimated at approximately $50,000.00.

                  PLAN OF DISTRIBUTION AND SELLING STOCKHOLDER

         The Company has registered 830,989 shares of Common Stock issuable upon conversion of the Debentures under the Securities Act (the "Shares"). Such Shares will be distributed when and as such Debentures are converted by the holders. No Debentures have been converted as of the date indicated on the cover of this Prospectus. The Company is currently engaged in the process of converting the Debentures into shares of Convertible Preferred Stock having identical financial and other terms as the Debentures.

         On March 11, 1998, the Company raised gross proceeds of $2.2 million in a private placement to a single institutional investor, KA Investments LDC (the "Investor"), of five-year convertible debt securities (the "Debentures") pursuant to the terms of a Convertible Debenture Purchase Agreement, dated March 11, 1998, by and between the Company and the Investor (the "Purchase Agreement"). Each Debenture was sold for $50,000.00, will accrue interest at a rate of 4% per annum, and is convertible at the option of the holder into shares of the Company's Common Stock at a price per share equal to the lesser of (i) $8.02 or (ii) 80% of the average closing market price of the Company's Common Stock during the 21 trading days prior to conversion, but in no event less than $3.00 per share (as adjusted for stock splits). Pursuant to the Registration Agreement, the Company is obligated to file with the Securities and Exchange Commission, within 45 days of the issuance of the Debentures, a registration statement with respect to the resale of the Common Stock issuable upon conversion of the Debentures. The Company has agreed to use its best efforts to keep the Registration Statement of which this Prospectus is a part effective for a period of three (3) years after the Registration Statement is declared effective or such earlier date when the Common Stock may be sold pursuant to Rule 144(k) under the Securities Act.

         The Company is registering the Shares underlying the Debentures to provide the holder of such Shares, upon conversion of the Debentures, with freely tradable shares of Common Stock. Pursuant to the terms of a Registration Agreement, dated March 11, 1998, by and between the Company and the Investor (the "Registration Agreement"), this Registration Statement covers up to 20% of the number of shares of Common Stock outstanding on March 11, 1998. The terms of the Purchase Agreement require that the Company maintain a reserve of up to 20% of the number of shares of Common Stock outstanding on the Original Issue Date for issuance upon conversion. The terms of the Debentures permit the Company, at its option, to pay the interest under the Debentures in shares of Common Stock in lieu of cash under certain circumstances. However, the Company does not intend to issue such number of shares of Common Stock in lieu of cash which, when added to the number of shares of Common Stock into which principal of the Debentures is convertible, would allow the aggregate number of such shares of Common Stock to exceed 20% of the outstanding shares of Common Stock on March 11, 1998.

         Each Debenture is convertible, in whole or in part, from time to time upon a date (the "Conversion Date") which is the earlier to occur of (1) 105 days after March 11, 1998 or (2) the date that a registration statement with respect to the resale of the Common Stock which may be acquired upon conversion of the Debentures is declared effective by the Securities and Exchange Commission, subject to the restriction that the Debenture holder shall be entitled to convert up to 25% of the aggregate principal amount of the Debentures on the Conversion Date, up to 50% of the aggregate principal amount of the Debentures on the first month anniversary of the Conversion Date, up to 75% of the aggregate principal amount of the Debentures on the second month anniversary of the Conversion Date, and the entire aggregate principal amount of the Debentures on the third month anniversary of the Conversion Date.

         The Company will not receive any proceeds from the sale of the Common Stock issuable upon conversion of the Debentures. The Company has agreed to pay all of the expenses, estimated to be approximately $50,000.00, in connection with this Offering, other than fees and disbursements of underwriters (including any underwriting commissions and discounts) and their legal counsel and accountants.

         The Investor is the sole selling stockholder. The following table sets forth certain information with respect to the Investor for whom the Company is registering the Shares for resale to the public. The Company will not receive any of the proceeds from the sale of the Shares by the Investor. Beneficial ownership of the Shares by such selling stockholder after this Offering will depend on the number of shares sold by the Investor. Assuming all of the Shares being offered hereby are sold, the Investor will not beneficially own any Common Stock in the Company, except as identified below.



                                                                  Shares of
                                                Shares of        Common Stock
                                              Common Stock      Registered for
Names and Address
of Beneficial Owner                                                                   Percentage of Outstanding
                                              Beneficially       Offering with             Common Stock Owned
                                                  Owned         this Prospectus             After Offering
                                              ------------      ---------------       -------------------------
KA Investments LDC.......................       535,280(1)        830,989(1)(2)                  -0-(3)
c/o Tamarchan Capital Management
1712 Hopkins Crossroads
Minnetonka, MN  55305



----------------------

         (1) Includes the number of shares of Common Stock currently issuable upon conversion of the Debentures at a conversion price of $4.11 (assuming conversion on April 27, 1998). The Investor has agreed to restrict its ability to convert the Debentures to the extent that the number of shares of Common Stock held by it and its affiliates after such conversion exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion.

         (2) Includes the number of shares of Common Stock beneficially owned. Also includes an indeterminate number of shares of Common Stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

         (3)      Assumes sale of all Shares offered hereby.

         The Investor may, from time to time, sell all or a portion of the Shares on the Nasdaq Small Cap Market in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Investor by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales and (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Investor may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Investor (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Investor to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the Investor, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Investor. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Investor may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

         The Investor and any broker-dealers or agents that participate with the Investor in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         From time to time the Investor may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. If the Investor engages in such transactions, the Conversion Price may be affected. From time to time the Investor may pledge its Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Investor, the broker may offer and sell the pledged Shares from time to time.

         The Company is required to pay all fees and expenses incident to the registration of the Shares, including fees and disbursements of counsel to the Investor. The Company has agreed to indemnify the Investor against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Under the Exchange Act, and the regulations thereto, any person engaged in a distribution of the securities of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable "cooling-off" period (two or nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Investor will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitations Regulation M, in connection with transactions in such securities, which provisions may limit the timing of purchases and sales of such securities by the Investor.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby and certain other legal matters in connection with the Offering will be passed upon for the Company by Greenberg Traurig Hoffman Rosen Lipoff & Quentel, New York, New York ("Greenberg Traurig"). Peter W. Rothberg, of counsel to Greenberg Traurig, owns 3,500 shares of the Company's Common Stock.

                                     EXPERTS

         The consolidated financial statements and financial statement schedules incorporated in this Prospectus by references from the Company's Annual Report on Form 10-KSB have been audited by Coopers & Lybrand LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and has been so incorporated by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No dealer, salesperson or other person is authorized to give any information or to make any representation, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. The delivery of this Prospectus at any time does not imply that there has not been any change in the information set forth herein or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered hereby, or an offer to sell or solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom such offer or solicitation would be unlawful.

---------------------



                                TABLE OF CONTENTS

                                                   Page
                                                   ----
Available Information..............................
Forward-Looking Statements.........................
Incorporation of Certain Documents By Reference....
Prospectus Summary.................................
Risk Factors.......................................
Use of Proceeds....................................
Plan of Distribution...............................
Legal Matters......................................
Experts............................................


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         830,989 Shares of Common Stock





                          THE NETWORK CONNECTION, INC.



                          -----------------------------
                                   PROSPECTUS
                          -----------------------------




















                                 April __, 1998



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses (other than selling commissions) which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the Registration fee, all amounts shown are estimates.


                Registration fee................................................              $1,317.64
                Printing and engraving expenses.................................               5,000.00*
                Legal fees and expenses.........................................              30,000.00*
                Accounting fees and expenses....................................               5,000.00*
                Transfer Agent fees and expenses................................               1,000.00*
                Miscellaneous expenses..........................................               7,682.36*

                Total ..........................................................             $50,000.00*
                                                                                             -----------
                                                                                             -----------

-------------------

(*) Estimated



Item 15. Indemnification of Directors and Officers.

         Article XI of the Amended and Restated Articles of Incorporation of The Network Connection, Inc. (the "Registrant") eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that such elimination of the personal liability of a director to the registrant does not apply to any breach of the director's duty of liability to the Registrant or its stockholders, including but not limited to, (i) any appropriation, in violation of his duties, of any business opportunity of the Registrant, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) actions prohibited under Section 14-2-832 of the Georgia Business Corporation Code (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of the Registrant to the stockholders without the prior payment or discharge of the Registrant's debts or obligations, or unlawful making or guaranteeing of loans to directors), or (iv) any transaction from which the director derived an improper personal benefit. In addition, Article XII of the Registrant's Amended and Restated Articles of Incorporation provides that the Registrant shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the Georgia Business Corporation Code, as amended from time to time.

Item 16. Exhibits



   Exhibit
   Number                      Description of Exhibit

--------------------------------------------------------------------------------
3.1       --   Amended and Restated Articles of Incorporation of the Registrant.(1)
3.2       --   Amended and Restated Bylaws of the Registrant.(1)
4.1       --   Specimen Certificate of Common Stock.(2)
5.1       --   Opinion of Greenberg Traurig Hoffman Rosen Lipoff & Quentel, counsel to Registrant.
24.1      --   Consent of Coopers & Lybrand LLP.
24.2      --   Consent of Greenberg Traurig Hoffman Rosen Lipoff & Quentel (included in Exhibit 5.1).

---------------
(1) Incorporated by reference and filed as Exhibits to the Registrant's Current Report on Form 8-K on June 21, 1996.

(2) Incorporated by reference and filed as Exhibits to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 24, 1994 (File No. 33-85654).



Item 17. Undertakings.

         1.       The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         4. The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has fully caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on the 28th day of April, 1998.

                                                    THE NETWORK CONNECTION, INC.


                                                    By: /s/ Wilbur Riner
                                                       -------------------------
                                                        Wilbur Riner, Chairman


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature               Title                                  Date


/s/ Wilbur Riner        Chairman, Chief Executive              April 28, 1998
--------------------    Officer and Director
Wilbur Riner

/s/ Bryan Carr
--------------------    Vice President-Finance, Chief          April 28, 1998
Bryan Carr              Financial and Chief
                        Accounting Officer and
                        Director

/s/ James Riner
--------------------    Vice President-Engineering             April 28, 1998
James Riner             and Director


--------------------    Director                               April __, 1998
Marc Doyle


--------------------    Director                               April __, 1998
Arthur Bauer
